EX-28.d.3.a.1

EXHIBIT A

AMENDED SUBADVISORY AGREEMENT

BETWEEN

NATIONWIDE FUND ADVISORS

NATIONWIDE MUTUAL FUNDS

AND BLACKROCK INVESTMENT MANAGEMENT, LLC

Effective May 1, 2007

(as amended June 16, 2010)

As Further Amended February 1, 2012*

Funds of the Trust	Advisory Fees

Nationwide S&P 500 Index Fund	0.01% on Aggregate Subadviser Assets† up to $1 billion;
0.009% on Aggregate Subadviser Assets† of $1 billion and more but less than $2 billion; and
0.007% on Aggregate Subadviser Assets† of $2 billion and more.

Nationwide Small Cap Index Fund	0.03% on Aggregate Subadviser Assets† up to $500 million;
0.025% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion; and
0.02% on Aggregate Subadviser Assets† of $1 billion and more.

Nationwide Mid Cap Market Index Fund	0.02% on Aggregate Subadviser Assets† up to $500 million;
0.0175% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion; and
0.015% on Aggregate Subadviser Assets† of $1 billion and more.

Nationwide International Index Fund	0.04% on Aggregate Subadviser Assets† up to $500 million;
0.035% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion; and
0.025% on Aggregate Subadviser Assets† of $1 billion and more.

Nationwide Bond Index Fund	0.05% on Aggregate Subadviser Assets† up to $500 million;
0.02% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion;
0.01% on Aggregate Subadviser Assets† of $1 billion and more but less than $2 billion; and
0.005% on Aggregate Subadviser Assets† of $2 billion and more.

*	As approved at the Board of Trustees Meeting held on January 12, 2012.
†	Reference is hereby made to a Subadvisory Agreement between Nationwide Fund Advisors, Nationwide Variable Insurance Trust and BlackRock Investment Management, LLC dated May 1, 2007, as amended June 16, 2010, and as further amended February 1, 2012 (the “NVIT Subadvisory Agreement”).

For purposes of the Nationwide S&P 500 Index Fund, the term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the Nationwide S&P 500 Index Fund and the Subadviser Assets (as defined in the NVIT Subadvisory Agreement) of the NVIT S&P 500 Index Fund.

For purposes of the Nationwide Small Cap Index Fund, the term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the Nationwide Small Cap Index Fund and the Subadviser Assets (as defined in the NVIT Subadvisory Agreement) of the NVIT Small Cap Index Fund.

For purposes of the Nationwide Mid Cap Market Index Fund, the term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the Nationwide Mid Cap Market Index Fund and the Subadviser Assets (as defined in the NVIT Subadvisory Agreement) of the NVIT Mid Cap Index Fund.

For purposes of the Nationwide International Index Fund, the term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the Nationwide International Index Fund and the Subadviser Assets (as defined in the NVIT Subadvisory Agreement) of the NVIT International Index Fund.

For purposes of the Nationwide Bond Index Fund, the term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the Nationwide Bond Index Fund and the Subadviser Assets (as defined in the NVIT Subadvisory Agreement) of the NVIT Bond Index Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST NATIONWIDE MUTUAL FUNDS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Michael Saliba
Name:	Michael Saliba
Title:	Managing Director